Exhibit 3.3

FORM OF

RESTATED CERTIFICATE OF INCORPORATION

OF

INTREPID POTASH, INC.

Intrepid Potash, Inc., a Delaware corporation, hereby certifies as follows:

A. The name of the corporation is Intrepid Potash, Inc. The corporation was incorporated under the name Intrepid Potash, Inc. and the original Certificate of Incorporation was filed with the Delaware Secretary of State on November 19, 2007.

B. This Restated Certificate of Incorporation amends and restates the Certificate of Incorporation in its entirety, and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C. The text of the Certificate of Incorporation is amended and restated to read in its entirety as follows.

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is Intrepid Potash, Inc.

ARTICLE II

REGISTERED ADDRESS, AGENT

The address of the Corporation’s current registered office is 1209 Orange Street, Wilmington, Delaware, 19801, in the County of New Castle. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

AUTHORIZED SHARE CAPITAL

Section 4.01 Total Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 120,000,000, which shall be divided into 100,000,000 shares of common stock, par value $0.001 (the “Common Stock”), and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 4.02 Shares Non-Assessable. The capital stock of the Corporation shall not be assessable. The private property of the stockholders shall not be liable for the debts, obligations or liabilities of the Corporation.

Section 4.03 Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by applicable law, to provide from time to time for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the DGCL (a “Preferred Stock Designation”), to establish the voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each series of Preferred Stock including the following:

(a) the number of shares of that series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, and the distinctive serial designation thereof;

(b) the voting powers, full or limited, if any, of the shares of that series and the number of votes per share generally or upon a specified event;

(c) the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;

(d) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;

(e) the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption or purchase dates), if any, upon which all or any part of the shares of that series may be redeemed or purchased by the Corporation, and any limitations, restrictions or conditions on such redemption or purchase;

(f) the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;

(g) the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;

(h) the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and

(i) any other preferences and relative, participating, optional or other rights and limitations that are not inconsistent with law, this Article IV or any resolution of the Board of Directors pursuant to this Article IV.

All shares of any one series of Preferred Stock shall be alike in all respects. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, and except as may be required by applicable law, the holders of shares of such series shall have no voting rights. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof shall be required for any amendment to this Restated Certificate of Incorporation that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock of such series, as the case may be, then outstanding). Except as may be provided by the Board of Directors in a Preferred Stock Designation or by applicable law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or series shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01 Classification and Election of Directors. The business and affairs of the Corporation shall be managed by a Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of holders of any series or class of Preferred Stock to elect additional directors, the number of directors constituting the entire board shall be fixed exclusively by the Board of Directors from time to time. The directors (other than those directors elected by the holders of any series or class of Preferred Stock provided for or fixed pursuant to Article IV hereof) shall be divided as evenly as possible into three classes, designated Class I, Class II and Class III. If the number of directors is not evenly divisible by three, the remaining positions shall be allocated first to Class III and then to Class II. The initial terms of the Class I Directors shall expire at the first annual meeting of stockholders following the effectiveness of the filing of this Restated Certificate of Incorporation; the initial terms of the Class II Directors shall expire at the second annual meeting of stockholders following the effectiveness of the filing of this Restated Certificate of Incorporation; and the initial terms of the Class III Directors shall expire at the third annual meeting of stockholders following the effectiveness of the filing of this Restated Certificate of Incorporation. The directors in office immediately prior to the filing of this Restated Certificate of Incorporation shall assign members of the Board of Directors then in office to such Classes at the time the classification of the Board of Directors becomes effective. At each annual meeting of stockholders of the Corporation, the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders of the Corporation following the annual meeting at which they are elected.

Section 5.02 Term and Vacancies. A director shall hold office until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Subject to the rights of holders of any series of Preferred Stock, and except as otherwise provided by applicable law, any newly created directorship resulting from an increase in the number of directors or any other vacancy in the Board of Directors, however caused, shall be filled only by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director. Any director elected to fill a newly created directorship or other vacancy shall hold office until the next election of the Class for which such director shall have been chosen and until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director, except as may be provided in a Preferred Stock Designation with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

Section 5.03 Removal. Subject to the rights of the holders of any series of Preferred Stock, any or all of the directors may be removed from the Board of Directors only for cause upon the affirmative vote of holders of a majority of the issued and outstanding Common Stock.

Section 5.04 Notice of Nominations. Advance notice of nominations for the election of directors, other than nominations by the Board of Directors or a committee thereof, shall be given to the Corporation in the manner provided in the Bylaws.

ARTICLE VI

DIRECTOR LIABILITY

To the fullest extent permitted by the DGCL, as now existing or hereafter amended, a director of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director. Any amendment, modification or repeal of this Article VI shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing under this Article VI with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE VII

INDEMNIFICATION

Without limitation of any right to indemnification or advancement of expenses that any person may have under the Corporation’s Bylaws or under any other agreement or arrangement, the Corporation shall indemnify and advance expenses to each director and officer of the Corporation to the fullest extent permitted by applicable law; provided, however, that the Corporation shall not be required to indemnify or advance expenses to any officer or director in connection with any proceeding (or part thereof) initiated by such director or officer, unless such proceeding (or part thereof) was authorized in the first instance by the Board of Directors. The modification or repeal of this Article VII shall not adversely affect the right to indemnification or advancement of expenses of any director or officer hereunder with respect to any act or omission occurring prior to such modification or repeal.

ARTICLE VIII

STOCKHOLDER ACTION

Except as provided in any Preferred Stock Designation, after the Corporation first has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or its equivalent, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of the stockholders and may not be taken by consent in writing or otherwise.

ARTICLE IX

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law or provided in the Bylaws of the Corporation, and subject to the rights of the holders of any class or series of shares issued by the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors in certain circumstances, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office and not by any other person.

ARTICLE X

BYLAWS

The Board of Directors shall have the power to adopt, alter, amend or repeal the Bylaws of the Corporation by vote of a majority of the directors then in office.

ARTICLE XI

COMPETITION AND CORPORATE OPPORTUNITIES

Section 11.01 General Statement. To the fullest extent permitted by law, none of Intrepid Production Corp. (“IPC”) and Harvey Operating and Production Company (“HOPCO”)

and their Affiliates (whether or not a director, officer or employee of the Corporation except as provided in Section 11.02(b) below) will have any duty to refrain from engaging directly or indirectly in any investments, business activities or lines of business other than a Potash Opportunity, as defined in Article XII. None of Potash Acquisition, LLC (“PAL” and, collectively with IPC and HOPCO, the “Original Stockholders”) and its Affiliates (whether or not such party is also a director, officer or employee of the Corporation except as provided in Section 11.02(b) below) will have any duty to refrain from engaging directly or indirectly in any investment, business activities or lines of business other than any investment, business activity or line of business for which the activities described in clauses (i) and (ii) of the definition of “Potash Opportunity” constitute more than 50% of the revenues thereof in any twelve-month period.

Section 11.02 Allocation of Corporate Opportunities.

(a) Except as provided in Section 11.02(b); (a) the Corporation renounces any interest or expectancy that it may have in any potential transaction or opportunity available to any Original Stockholder or its respective Affiliates, as applicable, on the one hand, and the Corporation, on the other hand, other than with respect to a potential transaction or opportunity from which such Original Stockholder or its Affiliates have a duty to refrain pursuant to Section 11.01; and (b) therefore none of the Original Stockholders or their Affiliates will have any duty to communicate or offer any corporate opportunity to the Corporation other than an opportunity from which such Original Stockholder or its Affiliates have a duty to refrain pursuant to Section 11.01, and will be entitled to pursue or acquire any opportunity, other than an opportunity from which such Original Stockholder or its Affiliates have a duty to refrain pursuant to Section 11.01, for itself, and the Corporation will have no right in or to any such opportunity.

(b) Notwithstanding anything in Section 11.02(a), the Corporation is not renouncing any interest or expectancy in any corporate opportunity that is offered to any Original Stockholder or Affiliate of an Original Stockholder who is also a director, officer, or employee of the Corporation, if (i) such opportunity is expressly offered to such party solely in, and as a direct result of, his or her capacity as a director, officer or employee of the Corporation, (ii) the Corporation would be permitted to undertake the opportunity under its certificate of incorporation as then in effect, and (iii) the Corporation has sufficient financial resources to undertake the opportunity as determined by the Board of Directors.

(c) Any director or officer of the Corporation that fails to offer an opportunity to the Corporation in accordance with this Section 11.02 shall not have committed thereby any breach of fiduciary duty of such director or officer to the Corporation and its stockholders.

Section 11.03 Expiration. The provisions of this Article XI will cease to be of any force or effect: (a) with respect to IPC, at any time as IPC and its Affiliates cease to own (beneficially or of record), in the aggregate, 5% or more of the then-outstanding Common Stock; (b) with respect to HOPCO, at any time as HOPCO and its Affiliates cease to own (beneficially or of record), in the aggregate, 5% or more of the then-outstanding Common Stock; and (c) with respect to PAL, at any time as PAL and its Affiliates cease to own (beneficially or of record), in the aggregate, 10% or more of the then-outstanding Common Stock.

Section 11.04 Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article XI.

Section 11.05 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Article XI shall not affect the other provisions or parts hereof, and this Article XI shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

ARTICLE XII

DEFINITIONS

“Affiliate” shall mean, with respect to an Original Stockholder, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such Original Stockholder and shall include any principal, member, director, partner, shareholder, officer, manager, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation). For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Potash Opportunity” means (i) the acquisition, ownership, operation, mining, distribution or sale of potash, potassium, langbeinite, salt or magnesium chloride, or properties containing or prospective for commercial quantities thereof, anywhere in the world, and (ii) the acquisition, ownership or control of equity interests in any person that owns or engages in any of the businesses set out in (i), if the interests owned or controlled by IPC, HOPCO and their Affiliates exceeds 5% of all of the equity interests in such person.

ARTICLE XIII

AMENDMENT

This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

ARTICLE XIV

EXISTENCE

The term of the existence of the Corporation shall be perpetual.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed this          day of                     , 2008.

INTREPID POTASH, INC.

By:
Robert P. Jornayvaz III
Chief Executive Officer

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